EXHIBIT 99.3
                                                                    ------------


September 20, 2007


FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt  (212) 460-1900


                          LEUCADIA NATIONAL CORPORATION
                   ANNOUNCES PRICING OF SENIOR NOTES OFFERING

NEW YORK, NEW YORK - September 20, 2007 - Leucadia National Corporation (LUK -
NYSE) today announced the pricing of its previously disclosed proposed public offering of $500,000,000 principal amount (upsized from $350,000,000) of its 8-1/8% Senior Notes due 2015 at an issue price of 98.307%. The offering is expected to close on September 25, 2007. Jefferies & Company is acting as sole underwriter for the offering.

The offering is being made pursuant to an effective registration statement filed by Leucadia National Corporation with the Securities and Exchange Commission on August 24, 2007.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, acquisitions or other investment opportunities. The completion of this offering will be conditioned upon the completion of the previously announced proposed offering of 5,500,000 of the Company's common shares.

The offering of the senior notes may be made only by means of a prospectus. A copy of the prospectus supplement relating to the senior notes can be obtained from High Yield Capital Markets, Jefferies & Company, Inc., The Metro Center, One Station Place, Three North, Stamford, CT 06902, (888) 708-5831. An electronic copy of the preliminary prospectus supplement is available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, Leucadia's senior notes or any other securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's current expectations and are subject to uncertainties and changes in circumstances, including the issuance and sale of senior notes in the offering. There can be no assurances that the proposed offering will be consummated. The Company's actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company's results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Forward-Looking Statements," set forth in each of the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, which have been filed with the Securities and Exchange Commission.